Exhibit 99.2

Parametric Sound Announces Ken Potashner Leaving Board of Directors

SAN DIEGO, May 12, 2014 – Parametric Sound Corporation (NASDAQ: HEAR) today announced Kenneth F. Potashner has stepped down from the company’s board of directors.

“It has been a pleasure serving on the Parametric Sound board, and helping to guide Parametric Sound and Turtle Beach through a successful merger,” Potashner said. “I am confident in the combined company’s prospects for growth and long-term success, and I am proud to have played a role in those efforts.”

Mr. Potashner joined the Board of Parametric Sound in December 2011 and was appointed executive chairman March 2012. After the merger with Turtle Beach, Mr. Potashner remained on the board and served on the compensation committee.

“Ken has made invaluable contributions to Parametric Sound and the development of our HyperSound business,” said Juergen Stark, chief executive officer of Parametric Sound. “Ken has invested his valuable time and talent to help make our company successful and we will miss his passion for the business.”

Mr. Potashner has served in leadership positions at a number of technology companies, including Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics and high voltage capacitors, President, Chief Executive Officer and Chairman of SONICblue Incorporated (formerly S3 Incorporated), a supplier of digital media appliances and services, and Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems.

Ken serves on the boards of directors of a number of private technology companies, and is Chairman of the Board of Newport Corporation.

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About Parametric Sound

Parametric Sound Corporation is an audio technology company that markets innovative products under the Turtle Beach and HyperSound brands.

The company designs and markets premium audio peripherals for video game consoles, personal computers and mobile devices under the brand Turtle Beach (TurtleBeach.com), including officially-licensed headsets for the next-generation Xbox One and PlayStation 4 consoles. Turtle Beach is the leading brand in video game audio and the official audio provider for Major League Gaming, the world’s largest eSports league, and Twitch, the world’s leading video platform and community for gamers.

Under the brand HyperSound (HyperSound.com), the company markets pioneering directed audio solutions that beam sound to a specific listening area without the ambient noise of traditional speakers. HyperSound has applications in digital signage and kiosks, consumer electronics and health care.

For more information:

Anne Rakunas

Investor Relations

ICR

Anne.Rakunas@icrinc.com

+1-310-954-1113

David Lowey

Corporate Communications

Parametric Sound Corporation

David.Lowey@turtlebeach.com

+1-914-844-2759